                                                                   EXHIBIT 99.11

                                PAYMENT AGREEMENT

         This Payment Agreement (this "AGREEMENT") is entered into as of January 31, 2005, by and among Integrated Healthcare Holdings, Inc., a Nevada corporation (the "COMPANY"), Kali P. Chaudhuri, M.D. ("DR. CHAUDHURI"), William
E. Thomas ("THOMAS"), Anil V. Shah, M.D. ("DR. SHAH"), and Orange County Physicians Investment Network, LLC, a Nevada limited liability company ("OC-PIN").

                                 R E C I T A L S
                                 ---------------

         A. The parties are parties to a Rescission, Restructuring and Assignment Agreement dated as of January 27, 2005 ("RESTRUCTURING AGREEMENT"), pursuant to which OC-PIN is obligated to pay, or cause the payment of, $10,000,000 plus accrued interest to Dr. Chaudhuri, and Dr. Chaudhuri is obligated to pay $2,450,000 to the Company for a 49% interest in the LLC upon the closing of the Tenet Transaction.

         B. OC-PIN will pay, or cause the payment of, $7,500,000 in immediately available funds to Dr. Chaudhuri at this time.

         C. Dr. Chaudhuri has agreed to accept certain promissory notes for the balance, provided that Dr. Shah, an authorized representative and affiliate of OC-PIN, provides a personal guarantee thereof.

                                A G R E E M E N T
                                -----------------

         In consideration of the foregoing premises, the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. DEFINITIONS. For the purposes of this Agreement, unless otherwise set forth herein, capitalized terms or matters of construction deemed or established in the Restructuring Agreement shall be applied herein as defined or established therein.

         2. REDUCED CASH PAYMENT; NOTES. OC-PIN'S obligation under Section 6 of the Restructuring Agreement shall be modified so that OC-PIN shall be required to pay, or cause the payment of, $7,500,000 in immediately available funds to Dr. Chaudhuri, and deliver to Dr. Chaudhuri two promissory notes, substantially in the forms of Exhibits A-1 and A-2 (the "OC-PIN NOTES"), on the terms and subject to the conditions otherwise set forth in the Restructuring Agreement. In addition, the Company shall deliver to Dr. Chaudhuri its promissory note, substantially in the form of Exhibit A-3 (the "COMPANY NOTE"), in a principal amount equal to the accrued interest (calculated as of January 31, 2005) referred to in Section 6 of the Restructuring Agreement. Repayment of the OC-PIN Notes and the Company Note shall be guaranteed by Dr. Shah pursuant to a General Continuing Guaranty substantially in the form of Exhibit B. In addition, Dr. Shah shall become a co-guarantor (jointly and severally) with OC-PIN of the New Notes pursuant to the same General Continuing Guaranty.

         3. PAYMENT BY DR. CHAUDHURI RELATED TO AMENDED AND RESTATED REAL ESTATE PURCHASE OPTION. Pursuant to Section 7 of the Restructuring Agreement, Dr. Chaudhuri is currently obligated to place the $2,450,000 exercise price for a 49% interest in the LLC into escrow. Dr. Chaudhuri is hereby relieved of that obligation so long as the $2,450,000 OC-PIN Note remains unpaid. If the $2,450,000 OC-PIN Note has not been paid by the time of closing of the Tenet Transaction, Dr. Chaudhuri shall be permitted and entitled to pay in full the exercise price for his LLC membership interest by endorsing over to the Company the $2,450,000 OC-PIN Note in consideration of the receipt of LLC membership interests representing his (or his affiliate's) 49% membership interest, in which case no escrow shall be required for such purpose.

         4. CERTAIN ACKNOWLEDGMENTS. The Company and OC-PIN ratify and confirm to Dr. Chaudhuri that they shall faithfully perform all acts required of them under Section 7 of the Restructuring Agreement including, without limitation,
(i) causing the real estate owned in fee in the Tenet Transaction to be deeded into the name of the LLC (which shall be owned 49% by Dr. Chaudhuri or his affiliate) at closing, (ii) executing the Lease in the form set forth in Exhibit D to the Restructuring Agreement, and (iii) executing the LLC Operating Agreement in the form attached hereto as Exhibit C. The parties have also agreed that the principal amounts of the New Notes to be issued under Section 3 of the Restructuring Agreement shall be $963,185.94 for the Chaudhuri Note and $240,796.49 for the Thomas Note for an aggregate total of $1,203,982.43.

         5. MISCELLANEOUS.

                  5.1 AMENDMENT. This Agreement may be modified or amended only by mutual written agreement of the parties. Any such modification or amendment must be in writing, dated and signed by the parties and attached to this Agreement.

                  5.2 BINDING EFFECT. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective successors and assigns.

                  5.3 ATTORNEYS' FEES. In any action or dispute, at law or in equity, that may arise under or otherwise relate to this Agreement, the prevailing party shall be entitled to the award of reasonable attorneys' fees and costs, in addition to whatever relief the prevailing party may be awarded; provided, however, that so long as the present Company Board of Directors remains in place, the parties agree to bear their own fees and costs in the event of any dispute.

                  5.4 VENUE. The parties agree that Orange County, California shall be the only proper venue for disputes related to this Agreement.

                  5.5 ENTIRE AGREEMENT. This Agreement, along with the OC-PIN Notes, the Company Note, the General Continuing Guaranty, and the Restructuring Agreement, represents the entire understanding and agreement of the parties regarding its subject matter, and supersedes any prior oral or written agreements, representations, understandings or discussions between the parties. No other understanding between the parties shall be binding on them unless set forth in writing and signed by the party against whom the understanding is to be enforced.

                  5.6 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of California, except the conflicts of laws provisions that would require the application of the laws of any other jurisdiction.

                  5.7 HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                  5.8 MEANING OF CERTAIN WORDS. Wherever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns shall include the plural and vice versa.

                  5.9 NO THIRD-PARTY BENEFICIARY RIGHTS. The parties do not intend to confer and this Agreement shall not be construed to confer any rights or benefits to any person, firm, corporation or entity other than the parties.

                  5.10 NOTICES. All notices or communications required or permitted under this Agreement shall be given in writing and delivered personally or sent by United States registered or certified mail with postage prepaid and return receipt requested or by overnight delivery service (e.g., Federal Express, DHL). Notice shall be deemed given when sent, if sent as specified in this Section, or otherwise deemed given when received. In each case, notice shall be delivered or sent to:

         IF TO COMPANY, ADDRESSED TO:
         Integrated Healthcare Holdings, Inc.
         695 Town Center Drive, Suite 260
         Costa Mesa, CA 92626
         Attention: Chief Executive Officer

         IF TO DR. CHAUDHURI OR TO THOMAS, ADDRESSED TO:
         c/o Strategic Global Management, Inc.
         6800 Indiana Avenue, Suite 130
         Riverside, CA 92506
         Attention: William E. Thomas, Esq.

         IF TO DR. SHAH OR TO OC-PIN, ADDRESSED TO:
         c/o Orange County Physicians Investment Network, LLC
         2621 S. Bristol Street, Suite 108
         Santa Ana, CA 92704
         Attention: Anil V. Shah, Manager

                  5.11 SEVERABILITY. If any provision of this Agreement is determined to be illegal or unenforceable, that provision shall be severed from this Agreement, and such severance shall have no effect upon the enforceability of the remainder of this Agreement.

                  5.12 WAIVER. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. Any waiver granted by a party must be in writing to be effective, and shall apply solely to the specific instance expressly stated.

                  5.13 CONFIDENTIALITY. Neither party shall disclose any of the terms of this Agreement to any person or entity (other than its attorneys or accountants) without the prior written consent of the other party, unless and only to the extent such disclosure is required by law, including the 1933 Act.

                  5.14 DISPUTE RESOLUTION. In the event of any dispute arising out of or relating to this Agreement, such dispute shall be resolved solely and exclusively by confidential binding arbitration with the Orange County branch of JAMS ("JAMS") to be governed by JAMS' Commercial Rules of Arbitration in effect at the time of the commencement of the arbitration (the "JAMS RULES") and heard before one arbitrator. The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules.

                  5.15 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

THE COMPANY:                       INTEGRATED HEALTHCARE HOLDINGS, INC.,
                                   a Nevada corporation


                                   By:      /s/ Larry B. Anderson
                                      ------------------------------------------
                                        Larry B. Anderson, President


DR. CHAUDHURI:                          /s/ Kali P. Chaudhuri
                                   ---------------------------------------------
                                   KALI P. CHAUDHURI, M.D.


OC-PIN: ORANGE COUNTY PHYSICIANS INVESTMENT NETWORK, LLC, a Nevada limited liability company

                                   By:  /s/ Anil V. Shah
                                       -----------------------------------------
                                        Anil V. Shah, M.D., Manager

THOMAS:                                 /s/ William E. Thomas
                                   ---------------------------------------------
                                   WILLIAM E. THOMAS

DR. SHAH                                /s/ Anil V. Shah
                                   ---------------------------------------------
                                   ANIL V. SHAH, M.D.

                                   EXHIBIT A-1

                                     FORM OF
                                 $2,450,000 NOTE
                                 ---------------

$2,450,000                                                Costa Mesa, California
                                                                January 31, 2005


                                 PROMISSORY NOTE
                                 ---------------

         FOR VALUE RECEIVED, the undersigned, ORANGE COUNTY PHYSICIANS INVESTMENT NETWORK, LLC, a Nevada limited liability company ("OC-PIN"), promises to pay to the order of Kali P. Chaudhuri, M.D. ("HOLDER"), at c/o Strategic Global Management, 6800 Indiana Avenue, Suite 130, Riverside, California 92506, or at such other location as is designated by Holder in writing hereunder, the aggregate sum of Two Million, Four Hundred Fifty Thousand Dollars ($2,450,000), bearing simple interest on the unpaid principal balance of this Note, from the date of this Note until this Note is paid in full at a rate of five percent (5.0%) per annum. Accrued interest shall be computed based on the actual number of days elapsed. Interest only shall be payable on the first Business Day of each calendar month beginning February 1, 2005. All principal and accrued but unpaid interest will be due and payable in full at the Closing of the Tenet Transaction, or on demand at any time after February 28, 2005 if the Tenet Transaction has not closed by that date (the "DUE DATE"). All payments shall be made in lawful money of the United States, without offset, deduction, or counterclaim of any kind.

         1. TERMS. Capitalized terms used herein without definition have the meanings ascribed to them in the Payment Agreement of even date herewith by and among OC-PIN, Holder and certain other parties thereto.

         2. PAYMENTS AND COMPUTATIONS. All payments on account of indebtedness evidenced by this Note shall be made not later than 11:00 A.M. (California time) on the day when due in lawful money of the United States and shall be first applied to interest due on the unpaid principal balance and the remainder to any principal due. Payments are to be made at such place as Holder or any legal holder of this Note may, from time to time, in writing specify, and in the absence of a specification, at the principal place of business of Holder as set forth in the first paragraph of this Note. OC-PIN may pre-pay the full amount of all principal of and accrued interest under this Note at any time without premium or penalty.

         3. GUARANTY. Repayment of this Note is guarantied by a Continuing General Guaranty dated January 31, 2005 by Anil V. Shah, M.D.

         4. ATTORNEYS' FEES. If any action is instituted on this Note, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which the party or parties may be entitled. Diligence, demand, presentment, notice of dishonor, and protest are waived by OC-PIN, and any and all makers, sureties, guarantors, and endorsers of this Note, and their successors and assigns. Time is of the essence for every obligation under this Note.

         6. LAW. This Note shall be construed under the laws of the State of California, as such laws are applied to contracts entered into and performed entirely within that state by residents thereof.

         7. RULES OF CONSTRUCTION/REPRESENTATION. The parties agree that they are sophisticated business persons or entities who have had the opportunity to be represented by counsel during the negotiation and execution of this Note and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8. DISPUTE RESOLUTION. In the event of any dispute arising out of or relating to this Note, such dispute shall be resolved solely and exclusively by confidential binding arbitration with the Orange County branch of JAMS ("JAMS") to be governed by JAMS' Commercial Rules of Arbitration in effect at the time of the commencement of the arbitration (the "JAMS RULES") and heard before one arbitrator. The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules.

         IN WITNESS WHEREOF, OC-PIN has executed and delivered this Note as of the day and year and at the place first above written.

                                        ORANGE COUNTY PHYSICIANS INVESTMENT
                                        NETWORK, LLC


                                        By: /s/ Anil V. Shah
                                            ------------------------------------
                                            Anil V. Shah, M.D., Manager

                                   EXHIBIT A-2

                                     FORM OF
                                  $50,000 NOTE
                                  ------------

$50,000                                                   Costa Mesa, California
                                                                January 31, 2005


                                 PROMISSORY NOTE
                                 ---------------

         FOR VALUE RECEIVED, the undersigned, ORANGE COUNTY PHYSICIANS INVESTMENT NETWORK, LLC, a Nevada limited liability company ("OC-PIN"), promises to pay to the order of Kali P. Chaudhuri, M.D. ("HOLDER"), at c/o Strategic Global Management, 6800 Indiana Avenue, Suite 130, Riverside, California 92506, or at such other location as is designated by Holder in writing hereunder, the aggregate sum of Fifty Thousand Dollars ($50,000), bearing simple interest on the unpaid principal balance of this Note, from the date of this Note until this
Note is paid in full at a rate of five percent (5.0%) per annum. Accrued interest shall be computed based on the actual number of days elapsed. Interest only shall be payable on the first Business Day of each calendar month beginning February 1, 2005. All principal and accrued but unpaid interest will be due and payable in full at the Closing of the Tenet Transaction, or on demand at any time after February 28, 2005 if the Tenet Transaction has not closed by that date (the "DUE DATE"). All payments shall be made in lawful money of the United States, without offset, deduction, or counterclaim of any kind.

         1. TERMS. Capitalized terms used herein without definition have the meanings ascribed to them in the Payment Agreement of even date herewith by and among OC-PIN, Holder and certain other parties thereto.

         2. PAYMENTS AND COMPUTATIONS. All payments on account of indebtedness evidenced by this Note shall be made not later than 11:00 A.M. (California time) on the day when due in lawful money of the United States and shall be first applied to interest due on the unpaid principal balance and the remainder to any principal due. Payments are to be made at such place as Holder or any legal holder of this Note may, from time to time, in writing specify, and in the absence of a specification, at the principal place of business of Holder as set forth in the first paragraph of this Note. OC-PIN may pre-pay the full amount of all principal of and accrued interest under this Note at any time without premium or penalty.

         3. GUARANTY. Repayment of this Note is guarantied by a Continuing General Guaranty dated January 31, 2005 by Anil V. Shah, M.D.

         4. ATTORNEYS' FEES. If any action is instituted on this Note, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which the party or parties may be entitled. Diligence, demand, presentment, notice of dishonor, and protest are waived by OC-PIN, and any and all makers, sureties, guarantors, and endorsers of this Note, and their successors and assigns. Time is of the essence for every obligation under this Note.

         6. LAW. This Note shall be construed under the laws of the State of California, as such laws are applied to contracts entered into and performed entirely within that state by residents thereof.

         7. RULES OF CONSTRUCTION/REPRESENTATION. The parties agree that they are sophisticated business persons or entities who have had the opportunity to be represented by counsel during the negotiation and execution of this Note and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8. DISPUTE RESOLUTION. In the event of any dispute arising out of or relating to this Note, such dispute shall be resolved solely and exclusively by confidential binding arbitration with the Orange County branch of JAMS ("JAMS") to be governed by JAMS' Commercial Rules of Arbitration in effect at the time of the commencement of the arbitration (the "JAMS RULES") and heard before one arbitrator. The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules.

         IN WITNESS WHEREOF, OC-PIN has executed and delivered this Note as of the day and year and at the place first above written.

                                        ORANGE COUNTY PHYSICIANS INVESTMENT
                                        NETWORK, LLC


                                        By: /s/ Anil V.  Shah
                                            ------------------------------------
                                            Anil V. Shah, M.D., Manager

                                   EXHIBIT A-3

                                     FORM OF
                                  INTEREST NOTE
                                  -------------

$__________                                               Costa Mesa, California
                                                                January 31, 2005


                                 PROMISSORY NOTE
                                 ---------------

         FOR VALUE RECEIVED, the undersigned, INTEGRATED HEALTHCARE HOLDINGS, INC., a Nevada corporation (the "COMPANY"), promises to pay to the order of Kali
P. Chaudhuri, M.D. ("HOLDER"), at c/o Strategic Global Management, 6800 Indiana Avenue, Suite 130, Riverside, California 92506, or at such other location as is designated by Holder in writing hereunder, the aggregate sum of _________________ Dollars ($_______), bearing simple interest on the unpaid principal balance of this Note, from the date of this Note until this Note is paid in full at a rate of five percent (5.0%) per annum. Accrued interest shall be computed based on the actual number of days elapsed. Interest only shall be payable on the first Business Day of each calendar month beginning February 1, 2005. All principal and accrued but unpaid interest will be due and payable in full at the Closing of the Tenet Transaction, or on demand at any time after February 28, 2005 if the Tenet Transaction has not closed by that date (the "DUE Date"). All payments shall be made in lawful money of the United States, without offset, deduction, or counterclaim of any kind.

         1. TERMS. Capitalized terms used herein without definition have the meanings ascribed to them in the Payment Agreement of even date herewith by and among the Company, Holder and certain other parties thereto.

         2. PAYMENTS AND COMPUTATIONS. All payments on account of indebtedness evidenced by this Note shall be made not later than 11:00 A.M. (California time) on the day when due in lawful money of the United States and shall be first applied to interest due on the unpaid principal balance and the remainder to any principal due. Payments are to be made at such place as Holder or any legal holder of this Note may, from time to time, in writing specify, and in the absence of a specification, at the principal place of business of Holder as set forth in the first paragraph of this Note. The Company may pre-pay the full amount of all principal of and accrued interest under this Note at any time without premium or penalty.

         3. GUARANTY. Repayment of this Note is guarantied by a Continuing General Guaranty dated January 31, 2005 by Anil V. Shah, M.D.

         4. ATTORNEYS' FEES. If any action is instituted on this Note, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which the party or parties may be entitled. Diligence, demand, presentment, notice of dishonor, and protest are waived by the Company, and any and all makers, sureties, guarantors, and endorsers of this Note, and their successors and assigns. Time is of the essence for every obligation under this Note.

         6. LAW. This Note shall be construed under the laws of the State of California, as such laws are applied to contracts entered into and performed entirely within that state by residents thereof.

         7. RULES OF CONSTRUCTION/REPRESENTATION. The parties agree that they are sophisticated business persons or entities who have had the opportunity to be represented by counsel during the negotiation and execution of this Note and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         8. DISPUTE RESOLUTION. In the event of any dispute arising out of or relating to this Note, such dispute shall be resolved solely and exclusively by confidential binding arbitration with the Orange County branch of JAMS ("JAMS") to be governed by JAMS' Commercial Rules of Arbitration in effect at the time of the commencement of the arbitration (the "JAMS RULES") and heard before one arbitrator. The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules.

         IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the day and year and at the place first above written.

                                            INTEGRATED HEALTHCARE HOLDINGS, INC.


                                            By: /s/ Larry Anderson
                                                --------------------------------
                                                Larry Anderson, President

                                    EXHIBIT B

                                     FORM OF
                           GENERAL CONTINUING GUARANTY
                           ---------------------------


         THIS GENERAL CONTINUING GUARANTY ("GUARANTY"), dated as of January 31, 2005, is executed and delivered by Anil V. Shah, M.D. ("GUARANTOR") in favor of Kali P. Chaudhuri, M.D. and William E. Thomas (collectively, the "HOLDERS"), in light of the following:

         WHEREAS, OC-PIN, the Company, Guarantor, and the Holders have entered into a Payment Agreement dated as of January 31, 2005 ("PAYMENT AGREEMENT"), pursuant to which, among other things, OC-PIN is issuing to Dr. Chaudhuri promissory notes in the aggregate principal amount of $2,450,000 (the "OCPIN NOTES");

         WHEREAS, pursuant to the Payment Agreement, the Company is issuing to Dr. Chaudhuri a promissory note in the principal amount of $_________ (the "INTEREST NOTE");

         WHEREAS, pursuant to a Rescission, Restructuring and Assignment Agreement dated as of January 27, 2005 (the "RESTRUCTURING AGREEMENT"), the Company is issuing to the Holders secured promissory notes in the aggregate principal amount of $1,203,982.43 (the "COMPANY NOTES");

         WHEREAS, in order to induce the Holders to enter into the Payment Agreement, and in consideration thereof, and in consideration of financial accommodations heretofore or hereafter extended by the Holders to OC-PIN and the Company, whether pursuant to the Payment Agreement, the Restructuring Agreement, the OC-PIN Notes, the Interest Note or the Company Notes or otherwise, Guarantor has agreed to guaranty the Guarantied Obligations (as defined below); and

         WHEREAS, Guarantor has a financial stake in OC-PIN and, through OC-PIN, the Company, and derives substantial economic benefits from the accommodations made by the Holders to OC-PIN in the Payment Agreement and to the Company in the Restructuring Agreement.

         NOW, THEREFORE, in consideration of the foregoing, Guarantor hereby agrees, in favor of the Holder, as follows:

         1. DEFINITIONS AND CONSTRUCTION.

                  1.1 DEFINITIONS. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Payment Agreement or the Restructuring Agreement. The term "AGREEMENTS", as used in this Guaranty, means, collectively, the Payment Agreement and the Restructuring Agreement. The term "NOTES", as used in this Guaranty, means, collectively, the OC-PIN Notes, the Company Notes and the Interest Note. The term "GUARANTIED OBLIGATIONS", as used in this Guaranty, means: (a) the due and punctual payment of the principal of, and interest (including, any and all interest which, but for the application of the provisions of the United States Bankruptcy Code, would have accrued on such amounts) on, and premium, if any, on, and the performance of, the Notes; and (b) the due and punctual payment of all other present or future obligations owing by OC-PIN to the Holders.

                  1.2 CONSTRUCTION. Unless the context of this Guaranty clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the part includes the whole, the terms "include" and "including" are not limiting, and the term "or" has the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and other similar terms refer to this Guaranty as a whole and not to any particular provision of this Guaranty. Any reference in this Guaranty to any of the following documents includes any and all alterations, amendments, restatements, extensions, modifications, renewals, joinders, or supplements thereto or thereof, as applicable: the Agreements; this Guaranty; and the Notes. Neither this Guaranty nor any uncertainty or ambiguity herein shall be construed or resolved against the Holders or Guarantor whether under any rule of construction or otherwise. On the contrary, this Guaranty has been reviewed by Guarantor, the Holders, and their respective counsel, and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Holders and Guarantor.

         2. GUARANTIED OBLIGATIONS. Guarantor hereby irrevocably and unconditionally guaranties to the Holders, as and for his own debt, until final and indefeasible payment thereof has been made, (a) the payment of the Guarantied Obligations, in each case when and as they become due and payable, whether at maturity, pursuant to a mandatory prepayment requirement, by acceleration, or otherwise; it being the intent of Guarantor that the guaranty set forth herein shall be a guaranty of payment and not a guaranty of collection; and (b) the punctual and faithful performance, keeping, observance, and fulfillment by the Company of all of the agreements, conditions, covenants, and obligations of the Company contained in the Agreements, and under each of the Notes.

         3. CONTINUING GUARANTY. This Guaranty includes Guarantied Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Guarantied Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Guarantied Obligations after prior Guarantied Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, Guarantor hereby waives any right to revoke this Guaranty as to future Indebtedness. If such a revocation is effective notwithstanding the foregoing waiver, Guarantor acknowledges and agrees that (a) no such revocation shall be effective until written notice thereof has been received by the Holders, (b) no such revocation shall apply to any Guarantied Obligations in existence on such date (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (c) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of the Holders in existence on the date of such revocation, (d) no payment by Guarantor, the Company, OC-PIN, or from any other source, prior to the date of such revocation shall reduce the maximum obligation of Guarantor hereunder, and (e) any payment by the Company, OC-PIN, or from any source other than Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Guarantied Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of Guarantor hereunder.

         4. PERFORMANCE UNDER THIS GUARANTY. If the Company or OC-PIN fails to make any payment of any Guarantied Obligations, on or before the due date thereof, or if the Company or OC-PIN fails to perform, keep, observe, or fulfill any other material obligation to the Holders in the manner provided in the Agreements or the Notes, as applicable, Guarantor immediately shall cause the payment to be made or each of the obligations to be performed, kept, observed, or fulfilled.

         5. PRIMARY OBLIGATIONS. This Guaranty is a primary and original obligation of Guarantor, is not merely the creation of a surety relationship, and is an absolute, unconditional, and continuing guaranty of payment and performance which shall remain in full force and effect without respect to future changes in conditions. Guarantor agrees that it is directly, jointly and severally with any other guarantor of the Guarantied Obligations, liable to the Holders, that the obligations of Guarantor hereunder are independent of the obligations of the Company and OC-PIN or any other guarantor, and that a separate action may be brought against Guarantor, whether the action is brought against the Company or OC-PIN or any other guarantor or whether the Company or OC-PIN or any other guarantor is joined in the action. Guarantor agrees that his liability hereunder shall be immediate and shall not be contingent upon the exercise or enforcement by the Holders of whatever remedies they may have against the Company or OC-PIN or any other guarantor, or the enforcement of any lien or realization upon any security the Holders may at any time possess. Guarantor agrees that any release which may be given by the Holders to the Company or OC-PIN or any other guarantor shall not release Guarantor. Guarantor consents and agrees that the Holders shall be under no obligation to marshal any property or assets of the Company or OC-PIN or any other guarantor in favor of Guarantor, or against or in payment of any or all of the Guarantied Obligations.

         6. WAIVERS. Guarantor hereby waives: (i) notice of acceptance hereof;
(ii) notice of any loans or other financial accommodations made or extended under the Agreements, or the creation or existence of any Guarantied Obligations; (iii) notice of the amount of the Guarantied Obligations, subject, however, to Guarantor's right to make inquiry of the Holder to ascertain the amount of the Guarantied Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of the Company or OC-PIN or of any other fact that might increase Guarantor's risk hereunder; (v) notice of presentment for payment, demand, protest, and notice thereof as to the Notes;
(vi) notice of any unmatured event of default or event of default under the Notes; and (vii) all other notices (except if the notice is specifically required to be given to Guarantor under this Guaranty or the Notes) and demands to which Guarantor might otherwise be entitled. To the fullest extent permitted by applicable law, Guarantor waives the right by statute or otherwise to require the Holders to institute suit against the Company or OC-PIN or to exhaust any rights and remedies which the Holders have or may have against the Company or OC-PIN. In this regard, Guarantor agrees that he is bound to the payment of each and all Guarantied Obligations, whether now existing or hereafter arising, as fully as if such Guarantied Obligations were directly owing to the Holders by Guarantor. Guarantor further waives any defense arising by reason of any disability or other defense (other than the defense that the Guarantied Obligations shall have been fully and finally performed and indefeasibly paid) of the Company or OC-PIN or by reason of the cessation from any cause whatsoever of the liability of the Company or OC-PIN in respect thereof. To the maximum extent permitted by law, Guarantor hereby waives: (i) any rights to assert against the Holders any defense (legal or equitable), set off, counterclaim, or claim which Guarantor may now or at any time hereafter have against the Company OC-PIN or any other party liable to the Holders; (ii) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor; (iii) any defense arising by reason of any claim or defense based upon an election of remedies by the Holders; (iv) the benefit of any statute of limitations affecting Guarantor's liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to Guarantor's liability hereunder.

Until such time as all of the Guarantied Obligations have been fully, finally, and indefeasibly paid in full in cash: (i) Guarantor hereby waives and postpones any right of subrogation Guarantor has or may have as against the Company or OC-PIN with respect to the Guarantied Obligations; (ii) in addition, Guarantor hereby waives and postpones any right to proceed against the Company or OC-PIN or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims (irrespective of whether direct or indirect, liquidated or contingent), with respect to the Guarantied Obligations; and (iii) in addition, Guarantor also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of the Company or OC-PIN. If any of the Guarantied Obligations at any time are secured by a mortgage or deed of trust upon real property, the Holders may elect, in their sole discretion, upon a default with respect to the Guarantied Obligations, to foreclose such mortgage or deed of trust judicially or nonjudicially in any manner permitted by law, before or after enforcing this Guaranty, without diminishing or affecting the liability of Guarantor hereunder except to the extent the Guarantied Obligations are repaid with the proceeds of the foreclosure.

WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS GUARANTY, GUARANTOR WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY THE CREDITOR, EVEN THOUGH THAT ELECTION OF REMEDIES HAS DESTROYED GUARANTOR'S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE PRINCIPAL.

Guarantor agrees that all of the foregoing waivers shall be effective even though any rights or defenses which Guarantor might otherwise have, by subrogation, reimbursement, indemnification or otherwise, against the Company, OC-PIN, the Holders or any other person may be diminished, destroyed or otherwise adversely affected, all to the end that Guarantor shall not be exonerated, released or discharged (by virtue of the provisions of any statute, case law or any other law, rule, arrangement or relationship) from its absolute, unconditional and independent liabilities under this Guaranty.

         7. RELEASES. Guarantor consents and agrees that, without notice to or by Guarantor and without affecting or impairing the obligations of Guarantor hereunder, the Holders may, by action or inaction, compromise or settle, extend the period of duration or the time for the payment, or discharge the performance of, or may refuse to, or otherwise not enforce, or may, by action or inaction, release all or any one or more parties to, any one or more of the terms and provisions of the Agreements or the Notes or may grant other indulgences to the Company or OC-PIN in respect thereof, or may amend or modify in any manner and at any time (or from time to time) any one or more of the Agreements or any of the Notes, or may, by action or inaction, release or substitute any other guarantor, if any, of the Guarantied Obligations, or may enforce, exchange, release, or waive, by action or inaction, any security for the Guarantied Obligations or any other guaranty of the Guarantied Obligations, or any portion thereof.

         8. NO ELECTION. The Holders shall have the right to seek recourse against Guarantor to the fullest extent provided for herein and no election by the Holders to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the Holders' right to proceed in any other form of action or proceeding or against other parties unless the Holders have expressly waived that right in writing. Specifically, but without limiting the generality of the foregoing, no action or proceeding by the Holders under any document or instrument evidencing the Guarantied Obligations shall serve to diminish the liability of Guarantor under this Guaranty except to the extent that the Holders finally and unconditionally shall have realized indefeasible payment by the action or proceeding.

         9. INDEFEASIBLE PAYMENT. The Guarantied Obligations shall not be considered indefeasibly paid for purposes of this Guaranty unless and until all payments to the Holders are no longer subject to any right on the part of any person whomsoever, including the Company or OC-PIN, the Company or OC-PIN as a debtor in possession, or any trustee (whether appointed under the United States Bankruptcy Code or otherwise) of the Company's or OC-PIN's assets to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential. If, for any reason, all or any portion of the payments to the Holders is set aside or restored, whether voluntarily or involuntarily, after the making thereof, the obligation or part thereof intended to be satisfied thereby shall be revived and continued in full force and effect as if said payment or payments had not been made and Guarantor shall be liable for the full amount the Holders are required to repay plus any and all costs and expenses (including attorneys fees) paid by the Holders in connection therewith.

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

         10. FINANCIAL CONDITIONS OF THE COMPANY AND OC-PIN, AND OF GUARANTOR. Guarantor represents and warrants to the Holders that he is currently informed of the financial condition of the Company and OC-PIN and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Guarantied Obligations. Guarantor further represents and warrants to the Holders that he has read and understands the terms and conditions of the Agreements and the Notes. Guarantor hereby covenants that he will continue to keep himself informed of the Company's and OC-PIN's financial conditions, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Guarantied Obligations. Guarantor further represents and warrants to the Holders that, as of the execution of this Guaranty, and after giving effect to this Guaranty, he is solvent.

         11. SUBORDINATION. Guarantor hereby agrees that any and all present and future indebtedness of the Company or OC-PIN owing to Guarantor is postponed in favor of and subordinated to payment, in full, in cash, of the Guarantied Obligations. In this regard, no payment of any kind whatsoever shall be made with respect to any future indebtedness to Guarantor until the Guarantied Obligations have been indefeasibly paid in full.

         12. PAYMENTS; APPLICATION. All payments to be made hereunder by Guarantor shall be made in lawful money of the United States of America at the time of payment, shall be made in immediately available funds, and shall be made without deduction (whether for taxes or otherwise) or offset. All payments made by Guarantor hereunder shall be applied as follows: first, to all reasonable costs and expenses (including attorneys fees) incurred by the Holders in enforcing this Guaranty or in collecting the Guarantied Obligations; second, to all accrued and unpaid interest, premium, if any, and fees owing to the Holders constituting Guarantied Obligations; and third, to the balance of the Guarantied Obligations.

         13. ATTORNEYS' FEES AND COSTS. Guarantor agree to pay, on demand, all reasonable attorneys fees and all other reasonable costs and expenses which may be incurred by the Holders in the enforcement of this Guaranty or in any way arising out of, or consequential to the protection, assertion, or enforcement of the Guarantied Obligations (or any security therefor), irrespective of whether suit is brought; provided, however, that so long as the present Company Board of Directors remains in place, the parties agree to bear their own fees and costs in the event of any dispute.

         14. NOTICES. Unless otherwise specifically provided in this Guaranty, any notice or other communication relating to this Guaranty shall be delivered as set forth in the Restructuring Agreement. All notices or demands sent in accordance with this Section 14, other than notices by the Holders in connection with Sections 9-611 or 9-621 of the Uniform Commercial Code, shall be deemed received on the earlier of the date of actual receipt or three calendar days after the deposit thereof in the mail. Guarantor acknowledges and agrees that notices sent by the Holders in connection with Section 9-611 or 9-621 of the Uniform Commercial Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

         15. CUMULATIVE REMEDIES. No remedy under this Guaranty, under the Agreements, or under the Notes is intended to be exclusive of any other remedy, but each and every remedy shall be cumulative and in addition to any and every other remedy given under this Guaranty, under the Agreements, or under the Notes, and those provided by law. No delay or omission by the Holders to exercise any right under this Guaranty shall impair any such right nor be construed to be a waiver thereof. No failure on the part of the Holders to exercise, and no delay in exercising, any right under this Guaranty shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Guaranty preclude any other or further exercise thereof or the exercise of any other right.

         16. SEVERABILITY. Any provision of this Guaranty which is prohibited or unenforceable under applicable law shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

         17. AMENDMENTS. This Guaranty may not be altered, amended, or modified, nor may any provision hereof be waived or noncompliance therewith consented to, except by means of a writing executed by both Guarantor and the Holders. Any such alteration, amendment, modification, waiver, or consent shall be effective only to the extent specified therein and for the specific purpose for which given. No course of dealing and no delay or waiver of any right or default under this Guaranty shall be deemed a waiver of any other, similar or dissimilar, right or default or otherwise prejudice the rights and remedies hereunder.

         18. SUCCESSORS AND ASSIGNS. This Guaranty shall be binding upon Guarantor and his successors and assigns and shall inure to the benefit of the successors and assigns of the Holders; provided, however, that Guarantor shall not assign this Guaranty or delegate any of his duties hereunder without the Holders' prior written consent and any unconsented to assignment shall be absolutely void. In the event of any assignment or other transfer of rights by the Holders, the rights and benefits herein conferred upon the Holders shall automatically extend to and be vested in such assignee or other transferee.

         19. NO THIRD PARTY BENEFICIARY. This Guaranty is solely for the benefit of the Holders and their successors and assigns and may not be relied on by any other person or entity.

         20. DISPUTE RESOLUTION. In the event of any dispute arising out of or relating to this Guaranty, such dispute shall be resolved solely and exclusively by confidential binding arbitration with the Orange County branch of JAMS ("JAMS") to be governed by JAMS' Commercial Rules of Arbitration in effect at the time of the commencement of the arbitration (the "JAMS RULES") and heard before one arbitrator. The parties shall attempt to mutually select the arbitrator. In the event they are unable to mutually agree, the arbitrator shall be selected by the procedures prescribed by the JAMS Rules.

         21. COUNTERPARTS; EFFECTIVENESS. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to Guarantor upon the execution of a counterpart hereof by Guarantor and receipt by the Holders of written or telephonic notification of such execution and authorization of delivery thereof.

         IN WITNESS WHEREOF, the undersigned Guarantor has executed and delivered this Guaranty as of the date first written above.


                                             /s/ Anil V. Shah
                                             -----------------------------------
                                             Anil V. Shah, M.D.



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